UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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AB PRIVATE CREDIT INVESTORS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AB PRIVATE CREDIT INVESTORS CORPORATION

1345 Avenue of the Americas, 41st Floor

New York, New York 10105

August [●], 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of AB Private Credit Investors Corporation (the “Fund,” “we,” “us” or “our”) to be held at the offices of the Fund at 1345 Avenue of the Americas, 15th Floor, New York, New York 10105, on September 26, 2018, at 10:00 a.m. (ET). Please note that if you plan to attend the Annual Meeting in person, photographic identification will be required for admission.

At the Annual Meeting, you will be asked to consider and vote upon proposals relating to:

(i) the re-election of two directors of the Fund who will serve for a three-year term expiring at the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;

(ii) the immediate reduction of the Fund’s required minimum asset coverage ratio from 200% to 150%, permitting the Fund to double its amount of debt incurrence earlier than the current effective date of July 5, 2019, pursuant to the Small Business Credit Availability Act as a result of the Board of Directors’ approval of the reduced required minimum asset coverage ratio from 200% to 150% on July 5, 2018; and

(iii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for 2018.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement include additional information relating to the foregoing items.

Your vote is extremely important to us. If you will not attend the Annual Meeting in person, we urge you to sign, date and promptly return the enclosed proxy card in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States.

On behalf of the Board of Directors, we thank you for your continued support of the Fund.

Sincerely,

/s/ J. Brent Humphries

J. Brent Humphries President and Chairman of AB Private Credit Investors Corporation

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE TO CAST YOUR VOTE AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT.

AB PRIVATE CREDIT INVESTORS CORPORATION

1345 Avenue of the Americas, 41st Floor

New York, New York 10105

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Date:	September 26, 2018

Time:	10:00 a.m. (ET)

Place:	1345 Avenue of the Americas, 15th Floor, New York, New York 10105

Record Date:	June 28, 2018. Only stockholders of record as of the close of business on the record date are entitled to notice of, to attend and to vote at the Annual Meeting.

Items of Business:

●   To consider and vote upon a proposal to re-elect Matthew Bass for a three-year term expiring at the 2021 meeting of stockholders and until his successor is duly elected and qualified.

●   To consider and vote upon a proposal to re-elect John G. Jordan for a three-year term expiring at the 2021 meeting of stockholders and until his successor is duly elected and qualified.

●   To consider and vote upon a proposal to immediately reduce the Fund’s required minimum asset coverage ratio from 200% to 150%, permitting the Fund to double its amount of debt incurrence earlier than the current effective date of July 5, 2019, pursuant to the Small Business Credit Availability Act as a result of the Board of Directors’ approval of the reduced required minimum asset coverage ratio from 200% to 150% on July 5, 2018.

●   To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Proxy Voting:

Important. Please vote your shares promptly to ensure the presence of a quorum at the Annual Meeting. Voting your shares now via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares in person at the Annual Meeting, as your proxy is revocable at your option. Proxies may be revoked at any time before they are exercised by submitting a written notice of revocation or a subsequently executed proxy, or by attending the Annual Meeting and voting in person.

For Assistance. If you have any questions or need assistance voting, please call our proxy solicitor, Broadridge Investor Communication Solutions, Inc., at (833) 814-9455.

THE BOARD OF DIRECTORS, INCLUDING EACH OF THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING.

Important notice regarding the availability of proxy materials for the Annual Meeting. The Fund’s Proxy Statement, the proxy card, and the Annual Report to Stockholders are available at www.proxyvote.com.

Please note that if you plan to attend the Annual Meeting in person, photographic identification will be required for admission and you may be requested to provide proof of share ownership as of the Record Date.

Your vote is extremely important to us. If you will not attend the Annual Meeting in person, we urge you to sign, date and promptly return the enclosed proxy card in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. You may also vote easily and quickly by internet or by telephone. In the event there are not sufficient votes for a quorum or to approve the proposal at the time of the Annual Meeting, the Annual Meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Fund.

By Order of the Board of Directors,

/s/ Richard Strohmenger

Richard Strohmenger Secretary

The use of cameras (for still or video recording) at the Annual Meeting is prohibited and will not be allowed into the meeting or any other adjacent areas. We realize that many mobile phones have built-in cameras; while these phones may be brought into the venue, the camera function may not be used at any time.

AB PRIVATE CREDIT INVESTORS CORPORATION

1345 Avenue of the Americas, 41st Floor

New York, New York 10105

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

September 26, 2018

AB Private Credit Investors Corporation, which we refer to as the “Fund,” “we,” “us” or “our, has made these proxy materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies by the board of directors of the Fund, which we refer to as the “Board,” for use at the 2018 Annual Meeting of Stockholders, which we refer to as the “Annual Meeting,” to be held on September 26, 2018, at 10:00 a.m. Eastern Time, and any postponements or adjournments thereof. The Annual Meeting will be held at the offices of the Fund at 1345 Avenue of the Americas, 15th Floor, New York, New York 10105. You are invited to attend the Annual Meeting and requested to vote on the proposals described in this proxy statement.

The Fund’s proxy materials for the Annual Meeting, including, this proxy statement, the Notice of 2018 Annual Meeting of Stockholders, which we refer to as the “Notice of Annual Meeting,” and the Fund’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which we refer to as the “Annual Report,” as filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” on March 20, 2018, were first sent or made available to stockholders on or about August [●], 2018.

Items of Business

All properly executed proxies representing shares of common stock, par value $0.01 per share, of the Fund, which we refer to as the “Shares,” received prior to 11:59 p.m., Eastern Time, on the day before the Annual Meeting, or the “cut-off time,” will be voted in accordance with the instructions marked thereon. If no specification is made, the Shares will be voted FOR:

(i) the proposal to re-elect Matthew Bass for a three-year term expiring at the 2021 meeting of stockholders and until his successor is duly elected and qualified;

(ii) the proposal to re-elect John G. Jordan for a three-year term expiring at the 2021 meeting of stockholders and until his successor is duly elected and qualified;

(iii) the proposal to immediately reduce the Fund’s required minimum asset coverage ratio from 200% to 150%, permitting the Fund to double its amount of debt incurrence earlier than the current effective date of July 5, 2019, pursuant to the Small Business Credit Availability Act, which we refer to as the “Asset Coverage Ratio Proposal,” as a result of the Board of Directors’ approval of the reduced required minimum asset coverage ratio from 200% to 150% on July 5, 2018.

(iv) the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for 2018, which we refer to as the “Accountant Proposal.”

Record Date

Only stockholders of record as of the close of business on June 28, 2018, which we refer to as the “Record Date,” are entitled to notice of, to attend and to vote at, the Annual Meeting and any postponements or adjournments thereof. As of the Record Date, there were 3,016,792.314 issued and outstanding Shares held by 852 holders of record.

Proxy and Voting Procedures

Stockholders are entitled to one vote for each Share held, and may vote in person at the Annual Meeting or by proxy in accordance with the instructions provided below.

Your vote is important. By authorizing a proxy promptly, the expense of a second mailing and/or additional solicitations by other means, including, in person and by telephone, facsimile, and email may be avoided.

Voting by Stockholders of Record

If your Shares are registered directly in your name with the Fund’s transfer agent, AllianceBernstein Investor Services, Inc., you are considered the stockholder of record with respect to those Shares, and the Notice of Annual Meeting and other proxy materials were furnished directly to you by the Fund. If you are a stockholder of record, there are four ways to vote:

●

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the proxy card. After inputting the control number, you may direct your proxy how to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions.

●

By Telephone. If you receive or request printed copies of the proxy materials by mail, you will receive a proxy card; and you may vote by proxy by calling the toll free number and entering the control number located on the proxy card. After inputting the control number, you may direct your proxy how to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions.

●

By Mail. If you receive or request printed copies of the proxy materials by mail, you will receive a proxy card; and you may vote by proxy by filling out the enclosed proxy card and returning it in the envelope provided. Allow sufficient time for your proxy card to be timely received prior to the cut-off time.

●

In person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of Share ownership as of the Record Date.

Voting by Beneficial Owners of Shares

If your Shares are held by a broker or other custodian, the proxy materials were furnished to the broker or other custodian that holds your Shares. If you are the beneficial owner of Shares, there are four ways you can vote:

●

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the voting instruction form. The availability of Internet voting may depend on the voting process of the broker or other custodian that holds your Shares.

●

By Telephone. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form; and you may vote by proxy by calling the toll free number and entering the control number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your Shares.

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By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form; and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided. Please allow sufficient time for the proxy card to be timely received prior to the cut-off time.

●

In person. If you are the beneficial owner of Shares held by a broker or other custodian and you wish to vote your Shares in person at the Annual Meeting, you must obtain a “legal proxy” from the broker or other custodian that holds your Shares. A legal proxy is a written document that will authorize you to vote your Shares held by a broker or other custodian at the Annual Meeting. Please contact the broker or other custodian that holds your Shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Annual Meeting and request a ballot when you arrive. You must also bring valid picture identification, such as a driver’s license or passport. In order for your votes to be counted, you must hand both the copy of the legal proxy and your completed ballot to a Fund representative to be provided to the inspector of election.

To request a printed set of the proxy materials, beneficial owners of Shares should send a written request to the organization that holds their Shares.

Shares represented by valid proxies at the Annual Meeting will be voted in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares will be voted “FOR” the election of the nominees for director named in this proxy statement and for the other proposals described in this proxy statement.

The Board does not intend to present, and has no information indicating that others will present, any business at the Annual Meeting, other than as set forth in this proxy statement. However, if other matters requiring the vote of our stockholders come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxies held by them in their discretion.

Quorum; Adjournments

The presence in person or by proxy of the holders of Shares entitled to cast a majority of the votes entitled to be cast will constitute a quorum for the transaction of business at the Annual Meeting. Accordingly, your Shares will be counted for purposes of determining if there is a quorum if you:

●	Are entitled to vote and you are present in person at the Annual Meeting; or

●	Have properly voted by proxy via the Internet, by telephone or by mail.

Shares for which brokers have not received voting instructions from the beneficial owner of the Shares and do not have, or choose not to exercise, discretionary authority to vote the Shares on certain proposals (which are considered “broker non-votes” with respect to such proposals) will also be treated as Shares present for quorum purposes. If a quorum is not present, the chairman of the Annual Meeting may adjourn the Annual Meeting from time to time to a date not more than 120 days after the Record Date without notice, other than announcement at the Annual Meeting, to solicit additional proxies. The persons named as proxies will vote those proxies “FOR” such adjournment. Any business that might have been transacted at the Annual Meeting as originally noticed may be transacted at any adjourned meeting(s) at which a quorum is present.

Vote Required; Broker Non-Votes; Effect of Abstentions

Approval of Director Election Proposals. Each director nominee will be elected by a majority of all the votes cast at the Annual Meeting, provided that a quorum is present. Abstentions and broker non-votes will not count as votes cast and will therefore have no effect on the election of Messrs. Bass and Jordan, other than that any such Shares will be counted for purposes of determining if there is a quorum.

Approval of Reduction in Required Minimum Asset Coverage Ratio. The affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present, is necessary for approval of the Asset Coverage Ratio Proposal. Abstentions and broker non-votes will not count as votes cast and will therefore have no effect on the Asset Coverage Ratio Proposal, other than that any such Shares will be counted for purposes of determining if there is a quorum.

Approval of Accountant Proposal. The affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present, is necessary for approval of the Accountant Proposal. Abstentions will not count as votes cast and will therefore have no effect on the Accountant Proposal. Because brokers will have discretionary authority to vote for the ratification of the appointment of the Fund’s independent registered public accounting firm in the event that they do not receive voting instructions from the beneficial owner of the Shares, there will not be any broker non-votes with respect to the Accountant Proposal.

Stockholders of Record

If you are a stockholder of record, your properly executed proxy received prior to the Annual Meeting, and not duly revoked, will be voted in accordance with your instructions marked thereon. However, if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Shares in the manner recommended by the Board on all matters presented in this proxy statement. With respect to any other business that may be properly presented for a vote at the Annual Meeting, the proxy holders will vote your Shares in such manner as they may determine in their discretion.

Beneficial Owners of Shares

If you are a beneficial owner of Shares held by a broker or other custodian, you may instruct the broker or other custodian that holds your Shares as to how to vote your Shares via the voting instruction form included with this proxy statement. All voting instruction forms timely received by the broker or other custodian that holds your Shares, and not duly revoked, will be voted in accordance with the instructions marked thereon. However, if you do not provide your broker or other custodian of your Shares with specific voting instructions, then your Shares are referred to as “uninstructed shares;” and whether your broker or other custodian has the discretion to vote such uninstructed shares on your behalf depends on the ballot item. Generally, the organization that holds your Shares may vote them in its discretion on “routine” matters, such as the Accountant Proposal. However, the broker or other custodian cannot vote uninstructed shares on “non-routine” matters, and will inform the inspector of election that it does not have the authority to vote on such matters with respect to your Shares. This is referred to as a “broker non-vote.” Brokers and other custodians cannot vote uninstructed shares on your behalf on any of the proposals at the Annual Meeting other than the Accountant Proposal. For your vote to be counted on any other proposal, you must submit your voting instruction form to your broker or other custodian.

Householding

The Fund combines mailings for multiple accounts going to a single household by delivering to that address, in a single envelope, a copy of the documents (annual reports, prospectuses, proxy statements, etc.) or other communications for all accounts who have consented or are deemed to have consented to receiving such communications in such manner in accordance with the rules promulgated by the SEC. If you are part of a household that has received only one copy of this proxy statement, the Fund will deliver promptly a separate copy of this proxy statement to you upon written or oral request. To receive a separate copy of this proxy statement, please contact the Fund by calling 212-969-1000, or by mail to the Fund’s principal executive offices at AB Private Credit Investors Corporation, 1345 Avenue of the Americas, 41st Floor, New York, New York 10105. If your shares are held with certain banks, trust companies, brokers, dealers, investment advisers and other financial intermediaries, each of which we refer to as an “Authorized Institution,” and you would like to receive a separate copy of future proxy statements, notices of internet availability of proxy materials, prospectuses or annual reports or you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact your Authorized Institution.

Revocation of Proxies

You may revoke your proxy and change your vote before the proxies are voted at the Annual Meeting. You may change your vote using the Internet or telephone methods described herein, prior to the applicable cutoff time before the Annual Meeting, in which case only your latest Internet or telephone proxy will be counted. Alternatively, you may revoke your proxy and change your vote by signing and returning a new proxy dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy, unless you properly vote at the Annual Meeting, or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Fund prior to the Annual Meeting at the following address: AB Private Credit Investors Corporation, 1345 Avenue of the Americas, 41st Floor, New York, New York, 10105, Attention: Richard Strohmenger, Secretary.

Announcement of Voting Results

Preliminary voting results regarding the Fund, will be announced at the Annual Meeting. Final voting results regarding the Fund will be published in a current report on Form 8-K within four business days after the date of the Annual Meeting.

Information Regarding this Solicitation

The Fund is paying all costs associated with the solicitation of proxies for the Annual Meeting. The Fund has retained Broadridge Investor Communication Solutions, Inc., which we refer to as “Broadridge,” to assist in the solicitation of proxies at a cost that the Fund anticipates will not exceed $7,500 plus the reimbursement of Broadridge’s reasonable out-of-pocket expenses.

In addition, the Fund must pay brokers or other custodians representing beneficial owners of Shares certain fees associated with forwarding the printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. The Fund will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by mail, proxies may be solicited by other means, including, in person and by telephone, facsimile, and email, by Broadridge and/or by directors, officers and employees of the Fund, AB Private Credit Investors LLC, which we refer to as the “Adviser,” AllianceBernstein L.P., which we refer to as “AB,” and/or affiliates of the Adviser and AB, none of whom will receive any additional compensation for their services.

Notice of Internet Availability of Proxy Materials

In accordance with SEC regulations, the Fund has made this proxy statement, the Notice of Annual Meeting and the Annual Report available to stockholders on the Internet. Stockholders may (i) access and review the Fund’s proxy materials, (ii) authorize their proxies, as described in “Proxy and Voting Procedures,” below, and/or (iii) elect to receive future proxy materials by electronic delivery, via the Internet address provided below.

This Proxy Statement, the Notice of Annual Meeting and the Fund’s Annual Report are available at www.proxyvote.com.

Electronic Delivery of Proxy Materials

Pursuant to the rules adopted by the SEC, the Fund furnishes proxy materials by email to those stockholders who have elected to receive their proxy materials electronically. While the Fund encourages stockholders to take advantage of electronic delivery of proxy materials, which helps to reduce the environmental impact of annual meetings and the cost associated with the physical printing and mailing of materials, stockholders who have elected to receive proxy materials electronically by email, as well as beneficial owners of Shares held by a broker or custodian, may request a printed set of proxy materials. Instructions on how to request a printed set of the proxy materials are provided in the section entitled “Proxy and Voting Procedures.”

Where to Obtain More Information

The Fund makes available to it stockholders free of charge on its website its Annual Report as soon as reasonably practicable after the Fund electronically files the Annual Report with the SEC. A copy of the Fund’s Annual Report will be furnished stockholders, without exhibits, at no charge, upon written request to the Fund at its principal executive offices: 1345 Avenue of the Americas, 41st Floor, New York, New York, 10105, Attention: Richard Strohmenger, Secretary. Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to the Fund’s Annual Report.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board Purpose and Structure

Our business and affairs are managed under the direction of the Board. The Board is divided into three classes of directors serving staggered three-year terms and consists of five members, three of whom are not “interested persons” of the Fund, the Adviser or their respective affiliates under Section 2(a)(19) of the Investment Company Act of 1940, as amended, which we refer to as the “1940 Act.” We refer to these individuals as our “Independent Directors.” The Board elects our officers, who serve at the discretion of the Board. The responsibilities of the Board include quarterly determinations of fair value of our assets, corporate governance activities, oversight of our financing arrangements and oversight of our investment activities. Oversight of our investment activities extends to oversight of the risk management processes employed by the Adviser as part of its day-to-day management of our investment activities. The Board anticipates reviewing risk management processes at both regular and special Board meetings throughout the year, consulting with appropriate representatives of the Adviser as necessary and periodically requesting the production of risk management reports or presentations. The goal of the Board’s risk oversight function is to ensure that the risks associated with our investment activities are accurately identified, thoroughly investigated and responsibly addressed. Investors should note, however, that the Board’s oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the value of investments.

Our Board has established an Audit Committee and a Nominating and Corporate Governance Committee, and may establish additional committees from time to time as necessary. The scope of the responsibilities assigned to each of these committees is discussed in greater detail below. J. Brent Humphries, an “interested person” of the Fund, serves as Chairman of our Board and President of the Fund. We believe that Mr. Humphries’ history with the Adviser as its President and Chairman of the Investment Committee and his extensive knowledge of and experience in the financial services industry qualify him to serve as the Chairman of our Board. Our view is that we are best served through this existing leadership structure, as Mr. Humphries’ relationship with the Adviser provides an effective bridge and encourages an open dialogue between management and the Board, ensuring that both groups act with a common purpose.

Our Board does not have a lead Independent Director. We are aware of the potential conflicts that may arise when a non-Independent Director is Chairman of our Board, but believe these potential conflicts are offset by our strong corporate governance practices. Our corporate governance practices include regular meetings of the Independent Directors in executive session without the presence of interested Directors and management, the establishment of an Audit Committee and a Nominating and Corporate Governance Committee, each of which is comprised solely of Independent Directors.

Board Meetings and Attendance

The Fund commenced operations beginning on November 15, 2017. During 2017, including both regularly scheduled and special meetings, our Board met a total of six times, the Audit Committee met a total of two times and the Nominating and Corporate Governance Committee met a total of one time. During 2017, each of the Fund’s Directors attended more than 75% of the meetings of the Board, with the exception of Matthew Bass. Additionally, in 2017, 100% of the members of the Audit Committee attended all of the meetings of such committee and 100% of the members of the Nominating and Corporate Governance Committee attended all of the meetings of such committee. During each meeting of the Audit Committee, the Audit Committee met privately with the Fund’s independent registered public accounting firm. All directors are expected to attend least 75% of the aggregate number of meetings of our Board and of the respective committees on which they serve. We require each director to make a diligent effort to attend all Board and committee meetings. We do not have a formal policy regarding director attendance at an annual meeting of stockholders. We did not have a 2017 annual meeting of stockholders.

Board of Directors and Executive Officers

Directors

Under our articles of incorporation, our directors are divided into three classes. At each annual meeting, beginning in 2018, directors will be elected for staggered terms of three years, with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. Information regarding our Board is as follows:

Name	Age	Position	Director Since	Expiration of Term	Number of Portfolios in Fund Complex Overseen by Director
Interested Directors
J. Brent Humphries	50	President and Chairman of AB Private Credit Investors Corporation President, AB Private Credit Investors LLC (Adviser)	2016	2020	1
Matthew Bass	38	Interested Director	2016	2018	0
Independent Directors
John G. Jordan	47	Director	2016	2018	0
Richard S. Pontin	64	Director	2016	2019	0
Terry Sebastian	50	Director	2016	2020	0

The address for each of our directors is c/o AB Private Credit Investors Corporation, 1345 Avenue of the Americas, 41st Floor, New York, New York 10105.

Executive Officers Who Are Not Directors

Name	Age	Position
Mark R. Manley	55	Chief Compliance Officer
Wesley Raper	39	Chief Financial Officer

Biographical Information

Directors

Our directors have been divided into two groups — interested directors and independent directors. An interested director is an “interested person” as defined in Section 2(a)(19) of the 1940 Act.

Interested Directors

J. Brent Humphries, our President and the Chairman of our Board, is also the President of the Adviser, which is responsible for all investment decisions for the Fund. Brent Humphries joined AB in 2014 as a founding member and President of the Adviser, where he has primary responsibility for overseeing all aspects of the business, including investor relations, investment originations, structuring and underwriting, as well as ongoing portfolio management and compliance. He previously held the same position with Barclays Private Credit Partners LLC. Prior to joining Barclays, Humphries served as group head, generalist financial sponsor coverage for the Goldman Sachs Specialty Lending Group, and later led its structured private equity initiative. Before that, he served as a partner and managing director of the Texas Growth Fund and TGF Management Corp., a middle-market private equity fund and investment advisor, respectively. Humphries previously worked in leveraged finance with NationsBank and J.P. Morgan, and as a financial analyst with Exxon. He holds a B.B.A. in finance with an emphasis in accounting from the University of Oklahoma and an M.B.A. from the Harvard Business School. We believe that Mr. Humphries’ experience in middle market corporate credit is a significant competitive advantage for the Fund.

Matthew Bass is a Senior Vice President and Global Head of Alternatives and Multi-Asset Business Development for AB. Prior to joining AB in 2010, he was a program director at the U.S. Department of the

Treasury, where he was responsible for the design and implementation of various real estate and real estate capital-markets programs pursuant to the Troubled Asset Relief Program. Prior to joining the U.S. Department of the Treasury in 2009, Mr. Bass was a vice president at The Blackstone Group’s GSO Capital Partners unit. He began his career in the Financial Institutions Investment Banking Group at UBS. Mr. Bass holds a B.S. in Finance from Lehigh University. Mr. Bass was selected as an Interested Director because of his prior leadership experience, significant investment knowledge and financial expertise.

Independent Directors

John G. Jordan is an Advisory Board Member of LBJ Family Wealth Advisors, Ltd., a position he has held since 2015. From 2000 to 2015 he was President and a member of the Board of Directors of BusinesSuites, LP, which he grew into the third largest provider of shared office space, virtual offices, and meeting rooms in North America. In 2015 BusinesSuites, LP was renamed Watch Hill Holdings, LP, and from that time through 2017, Mr. Jordan served as the entity’s President and a member of its Board of Directors. Mr. Jordan also served as the Treasurer and a member of the Board of Directors of Preferred Office Network, LLC from 2010-2015, as a member of the Board of Directors of Texas 4000 for Cancer, a non-profit organization, from 2010–2014, and as the Treasurer, President, and a member of the Board of Directors of the Global Workspace Association from 2008–2013. Prior to 2000, he held positions as Director of Business Development of SiLogiX, LLC, Investment Associate at the LBJ Holding Company, Assistant Vice President of Bank One, Texas, N.A. and Financial Analyst at CFO Services Inc. Mr. Jordan holds a B.B.A. and an M.B.A. from The University of Texas at Austin, where he was also a part-time lecturer in Entrepreneurial Finance from 2000–2006. Mr. Jordan was selected as one of our Independent Directors because of his prior board experience and financial expertise.

Richard S. Pontin served as a member the Board of Directors and audit committee of Tangoe, a leading provider of information Technology and telecom asset and financial management services for global enterprises, from 2007 through June 2017. During that period, he also served as a member of the audit committee. He previously served as Executive Chairman of Tangoe from 2007–2009 and as Chief Executive Officer and a member of the Board of Directors of its predecessor company, TRAQ Wireless, from 2004–2007. Mr. Pontin has been a member of the Board of Directors and the Compensation Committee of PlumChoice Inc. since 2010. Since 2002 Mr. Pontin has also been an advisor to private equity and venture capital companies and entrepreneurs. He has advised several firms, focusing on corporate strategy, business planning, competitive analysis, M & A due diligence, KPI/metric implementation, product planning, and interim Chief Executive Officer Management. Between 2002 and 2011 Mr. Pontin served as the Chief Executive Officer of each of Airclic, Inc., Airband Communications, and Ionex Telecom. Prior to 2002, he served as President and Chief Operating Officer of Broadwing Communications and President and Chief Operating Officer of Cincinnati Bell, Inc., and held various positions at Nextel Communications, Bell South, MCI Communications, AT&T and Marion Laboratories. Mr. Pontin holds a B.S. in Biological Science and an M.B.A. from Drexel University, and is a member of the National Association of Corporate Directors, where he was recognized as the 2015 Governance Fellow for Excellence in Board Management and Governance. Mr. Pontin was selected as one of our Independent Directors because of his financial expertise and his significant leadership, corporate governance, management and advisory experience.

Terry Sebastian has served as the President and a member of the board of directors at Cal Pacific Specialty Foods, LLC since 2011. He previously served as a member of the board of directors of the California Strawberry Commission and as the vice chairman of the Processing Strawberry Advisory Board from 2012 through December 2017. He is a member of the advisory board at Lake Pacific Partners, LLC, where he previously served as a managing director and founder from 2000 to 2010. Prior to this, Mr. Sebastian was a senior vice president at Natural Nutrition Group. Previously, Mr. Sebastian was an executive at McCain Foods and a management consultant at Booz, Allen & Hamilton. He also previously served as the chairman of Maxi Canada, as a director of Gladson and as a director of Teepak. Mr. Sebastian was the managing director of the Lundquist Center for Entrepreneurship at Charles H. Lundquist College of Business, University of Oregon. He has served as the president of the CEIBA Foundation, a non-profit charter school since 2015. Mr. Sebastian holds an M.B.A. from the Harvard Business School and a B.B.A. with high honors from the University of Texas at Austin. Mr. Sebastian was selected as one of our Independent Directors because of his prior board and management experience.

Executive Officers Who Are Not Directors

Mark R. Manley, our Chief Compliance Officer, has served as the Deputy General Counsel of AB since 2004 and Chief Compliance Officer of AB since 1988. Mr. Manley joined AB in 1984. Mr. Manley is also a senior member of various management-level committees at AB, including the Information Security and Cyber Risk Oversight Committee. Mr. Manley received holds a B.A. from St. John’s University and a J.D. from New York Law School.

Wesley Raper, our Chief Financial Officer, joined AB in 2014 as founding member and Chief Operating Officer of the Adviser. He previously held the same role at Barclays Private Credit Partners LLC from 2008 to 2014. Mr. Raper was a vice president in the Information Technology Group at Barclays LLC from 2000 to 2008. He holds an MEng from the University of Bristol and an M.S. in Finance from the Zicklin School of Business at Baruch College.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Fund’s directors and executive officers, and any persons holding more than 10% of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and the Fund. Specific due dates for those reports have been established, and the Fund is required to report herein any failure to file such reports by those due dates. Based solely on a review of copies of such reports and written representations delivered to the Fund by such persons, the Fund believes that during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to the executive officers, directors and stockholders were timely satisfied.

Committees of the Board of Directors

Our Board has established an Audit Committee and a Nominating and Corporate Governance Committee, and may establish additional committees in the future. All directors are expected to attend least 75% of the aggregate number of meetings of our Board and of the respective committees on which they serve. We require each director to make a diligent effort to attend all Board and committee meetings.

Audit Committee

The Audit Committee operates pursuant to a charter approved by our Board, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee’s charter is available to stockholders on the Fund’s website. The members of our Audit Committee are Messrs. Jordan, Pontin and Sebastian, each of whom is an Independent Director and meet the current independence and experience requirements of Rule 10A-3 of the Exchange Act. Mr. Pontin serves as Chair of the Audit Committee. Our Board has determined that Mr. Pontin is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. The Audit Committee is responsible for assisting the Board in its oversight of the accounting and financial reporting policies and practices.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to a charter approved by our Board. A copy of the Nominating and Corporate Governance Committee’s charter is available to stockholders on the Fund’s website. The members of the Nominating and Corporate Governance Committee are Messrs. Jordan, Pontin and Sebastian, each of whom an Independent Director. Mr. Jordan serves as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for assisting the Board in carrying out its responsibilities with respect to governance of the Fund and the selection, nomination, evaluation and compensation of members of the Board in accordance with applicable laws, regulations and industry best practices. Our Nominating and Corporate Governance Committee may consider nominating an individual recommended by a stockholder for election as a director if such stockholder complies with the advance notice provisions of the Fund’s bylaws. In order to be properly submitted, the stockholder recommendation must be delivered to or mailed and received at the principal executive offices of the Fund not less than 120 calendar days before the date of the Fund’s proxy statement released to stockholders in connection with the previous year’s annual meeting. The stockholder recommendation must include the information required by the Fund’s Procedures for the Nominating and Corporate Governance Committee’s Consideration of Candidates Submitted by Shareholders, which is attached as Appendix A to the Nominating and Corporate Governance Committee’s charter. The Nominating and Corporate Governance Committee will consider and evaluate nominee candidates properly submitted by stockholders on the same basis as it considers and evaluates candidates recommended by other sources

The Nominating and Corporate Governance Committee seeks candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Fund and its stockholders. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee may take into account a wide variety of factors, including (but not limited to):

•	the candidate’s knowledge in matters relating to the investment company industry;

•	any experience possessed by the candidate as a director/trustee or senior officer of other public companies;

•	the candidate’s educational background;

•	the candidate’s reputation for high ethical standards and personal and professional integrity;

•	any specific financial, technical or other expertise possessed by the candidate, and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications;

•

the candidate’s perceived ability to contribute to the on-going functions of the Board, including the candidate’s ability and commitment to attend meetings regularly, work collaboratively with other members of the Board and carry out his or her duties in the best interests of the Fund;

•	the candidate’s ability to qualify as an independent director for purposes of the 1940 Act and any other standards of independence that may be relevant to the Fund;

•	the extent to which the candidate’s background, skills, and experience would complement the background, skills, and experience of other nominees and contribute to the diversity of the Board; and

•	such other factors as the Nominating and Corporate Governance Committee determines to be relevant in light of the existing composition of the Board and any anticipated vacancies or other factors.

The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committee considers and discusses diversity, among other factors, with a view toward the needs of the Board as a whole. The Nominating and Corporate Governance Committee generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to the Board, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Nominating and Corporate Governance Committee’s goal of creating a Board that best serves our needs and the interests of our stockholders. In addition, as part of our Board’s annual-self assessment, the members of our Nominating and Corporate Governance Committee will evaluate the membership of our Board and whether our Board maintains satisfactory policies regarding membership selection.

Communications Between Stockholders and the Board

The Board welcomes communications from the Fund’s stockholders. Stockholders may send communications to the Board or to any particular director to the following address: 1345 Avenue of the Americas, 41st Floor, New York, New York 10105. Stockholders should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

Code of Ethics

We and the Adviser each have adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, which we refer to as the “Advisers Act,” respectively, that establishes procedures for personal investments and restricts certain transactions by our personnel. The code of ethics applies to, among others, the Fund’s senior officers, including its Chief Executive Officer and its Chief Financial Officer, as well as every officer, director and employee of the Fund. Our codes of ethics generally do not permit investments by our employees in securities that may be purchased or held by us. Persons subject to this code may invest in securities for their personal investment accounts so long as such investments are made in accordance with the code’s requirements. A copy of our code of ethics is available to stockholders on the Fund’s website.

Compensation Discussion and Analysis

Executive Compensation

We do not currently have any employees and do not expect to have any employees. Services necessary for our business will be provided by individuals who are employees of the Adviser, State Street Bank and Trust Company, which we refer to as the “Administrator,” or their respective affiliates, pursuant to the terms of the Advisory Agreement, the Administration Agreement and the Expense Reimbursement Agreement (each as defined below), as applicable. Our day-to-day investment and administrative operations will be managed by the Adviser and the Administrator. Most of the services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by the Adviser, the Administrator or their affiliates.

None of our executive officers will receive direct compensation from us. We may reimburse the Adviser the allocable portion of the compensation paid by the Administrator (or its affiliates) to our Chief Compliance Officer and Chief Financial Officer (based on the percentage of time such individuals devote, on an estimated basis, to our business and affairs).

Compensation of Directors

No compensation is expected to be paid to our directors who are “interested persons,” as such term is defined in Section 2(a) (19) of the 1940 Act. The independent directors receive an annual fee of $30,000 (the fee will increase to $50,000 for any fiscal year end when the Fund has average outstanding assets of $500 million). They also receive $2,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each meeting of the Board which lasts for four hours or more and $1,000 for attending any Board meeting which lasts for less than four hours. The Chair of our Audit Committee receives an annual fee of $5,000 (the fee will increase to $7,500 for any fiscal year end when the Fund has average outstanding assets of $500 million). The Chair of our Nominating and Corporate Governance Committee receives an annual fee of $1,250 (the fee will increase to $2,500 for any fiscal year end when the Fund has average outstanding assets of $500 million). We have obtained directors’ and officers’ liability insurance on behalf of our directors and officers. Independent directors will have the option of having their directors’ fees paid in shares of our common stock issued at a price per share equal to the per share net asset value of our common stock.

The table below sets forth the compensation received by each director from the Fund for the fiscal year ended December 31, 2017.

Name of Director	Fees Earned or Paid in Cash($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total Compensation ($)
Interested Director
J. Brent Humphries	—	—	—	—	—	—	—
Matthew Bass	—	—	—	—	—	—	—

Name of Director	Fees Earned or Paid in Cash($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total Compensation ($)
Independent Directors
John G. Jordan(1)	42,250	—	—	—	—	—	42,250
Richard S. Pontin(2)	46,000	—	—	—	—	—	46,000
Terry Sebastian(3)	38,000	—	—	—	—	—	38,000

(1)

In 2016, Mr. Jordan was paid $20,625 in respect of service as a director in fiscal year 2016. Such amounts were recorded as expenses of the Fund and simultaneously subject to the Fund’s expense cap following the execution of the Advisory Agreement in 2017.

(2)

In 2016, Mr. Pontin was paid $22,500 in respect of service as a director in fiscal year 2016. Such amounts were recorded as expenses of the Fund and simultaneously subject to the Fund’s expense cap following the execution of the Advisory Agreement in 2017.

(3)

In 2016, Mr. Sebastian was paid $9,500 in respect of service as a director in fiscal year 2016. Such amounts were recorded as expenses of the Fund and simultaneously subject to the Fund’s expense cap following the execution of the Advisory Agreement in 2017.

Compensation Committee Report

As described herein, the Fund’s executive officers are not compensated by the Fund. Accordingly, the Fund does not have a compensation committee of the Board. The Nominating and Corporate Governance Committee performs, to the extent that may be required, any duties typically delegated to a compensation committee of a board of directors. The Nominating and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Nominating and Corporate Governance Committee Members:
Richard S. Pontin, Chairman

John G. Jordan

Terry Sebastian

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Fund under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth, as of August 16, 2018, the beneficial ownership of each current director, the nominees for director, the Fund’s executive officers, each person known to us to beneficially own 5.0% or more of the outstanding shares of our common stock, and the executive officers and directors as a group.

The percentage ownership is based on 3,986,334.882 shares of common stock outstanding as of August 16, 2018. As of such date, there were no shares of common stock subject to warrants or other convertible securities outstanding. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. To our knowledge, unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned. The address for each listed individual is AB Private Credit Investors Corporation, 1345 Avenue of the Americas, 41st Floor, New York, NY 10105.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Interested Directors
J. Brent Humphries	—	0%
Matthew Bass	—	0
Executive Officer	—	0
Wesley Raper	—	0
Independent Directors		0
John G. Jordan	—	0
Richard S Pontin	—	0
Terry Sebastian	—	0
All Directors and Executive Officers as a Group	—	0%

Certain Relationships and Related Transactions

Transactions with Related Persons; Review, Approval or Ratification of Transactions with Related Persons, Policies and Procedures for Managing Conflicts; Co-investment Opportunities

Certain members of the Adviser’s senior investment team and Investment Committee serve, or may serve, as officers, directors, members or principals of entities that operate in the same or a related line of business as we do, or of investment vehicles managed by the Adviser or AB with similar investment objectives. Similarly, the Adviser may have other clients with similar, different or competing investment objectives. As a result, members of the Adviser’s senior investment team, in their roles at the Adviser, may face conflicts in the allocation of investment opportunities among us and other investment vehicles managed by the Adviser with similar or overlapping investment objectives in a manner that is fair and equitable over time and consistent with the Adviser’s allocation policy. Generally, when a particular investment would be appropriate for us as well as one or more other investment funds, accounts or vehicles managed by the Adviser’s senior investment team, such investment will be apportioned by the Adviser’s senior investment team in accordance with (1) the Adviser’s internal conflict of interest and allocation policies, (2) the requirements of the Advisers Act and (3) certain restrictions under the 1940 Act regarding co-investments with affiliates and consistent with the Order described below. Such apportionment may not be strictly pro rata, depending on the good-faith determination of all relevant factors, including differing investment objectives, diversification considerations and the terms of our or the respective governing documents of such investment funds, accounts or investment vehicles. These procedures could, in certain circumstances, limit whether or not a co-investment opportunity is available to us, the timing of acquisitions and dispositions of investments, the price paid or received by us for investments or the size of the investment purchased or sold by us. The Adviser believes that this allocation system is fair and equitable, and consistent with its fiduciary duty to us. In particular, we have disclosed to investors how allocation determinations are made among any investment vehicles managed by the Adviser.

We may co-invest with investment funds, accounts and vehicles managed by the Adviser, where doing so is consistent with our investment strategy as well as applicable law and SEC staff interpretations, as well as the exemptive order that we and certain of our affiliates received from the SEC on August 6, 2018, which expands relief previously granted to us on October 11, 2016, and which we refer to as the “Order.” Absent the Order, our ability to co-invest would have been more limited. The Order expands our ability to co-invest in portfolio companies with Affiliated Funds, which the new exemptive relief defines to include affiliated managed accounts, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with the Order. Pursuant to the Order, we are permitted to co-invest with Affiliated Funds if, among other things, a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching in respect of us or our stockholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies. We intend to co-invest with Affiliated Funds, subject to the conditions included in the Order.

Advisory Agreement

On July 27, 2017, the Fund entered into an investment advisory agreement with the Adviser, which we refer to as the “Advisory Agreement,” to manage our day-to-day operating and investing activities. We pay the Adviser a fee for its services under the Advisory Agreement consisting of two components—a base management fee and an incentive fee. For the year ended December 31, 2017, the Fund incurred a management fee of $23,745, of which $23,745 was voluntarily waived by the Adviser. There was $0 in capital gains incentive fees paid to the Adviser as of December 31, 2017.

The Adviser, for its services to us, will be entitled to receive base management and incentive fees. In addition, under the Advisory Agreement and to the extent permitted by applicable law and in the discretion of our Board, we indemnify the Adviser and certain of its affiliates.

Administration Agreement and Expense Reimbursement Agreement

We have entered into an administration agreement with the Administrator, which we refer to as the “Administration Agreement,” and a separate expense reimbursement agreement with the Adviser, which we refer to as the “Expense Reimbursement Agreement,” under which any allocable portion of the cost of our Chief Compliance Officer and Chief Financial Officer and their respective staffs will be reimbursed by the Fund. Under the Administration Agreement, the Administrator will be responsible for providing us with clerical, bookkeeping, recordkeeping and other administrative services. We will reimburse the Adviser an amount equal to our allocable portion (subject to the review of our Board) of its overhead resulting from its obligations under the Expense Reimbursement Agreement, including the allocable portion of the cost of our Chief Compliance Officer and Chief Financial Officer and their respective staffs.

Expense Support and Conditional Reimbursement Agreement

On September 29, 2017, the Fund and the Adviser entered into an agreement, which we refer to as the “Expense Support and Conditional Reimbursement Agreement,” to limit certain of the Fund’s Operating Expenses, as defined in the Expense Support and Conditional Reimbursement Agreement, to no more than 1.5% of the Fund’s average quarterly gross assets. To achieve this percentage limitation, the Adviser has agreed to reimburse the Fund for certain Operating Expenses on a quarterly basis, any such payment by the Adviser we refer to as an “Expense Payment,” and the Fund has agreed to later repay such amounts, any such payment by the Fund we refer to as a “Reimbursement Payment,” pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement

As of December 31, 2017, the amount of Expense Payments provided by the Adviser since inception is $2,029,545. Management believes that Reimbursement Payments by the Fund to the Adviser were not probable under the terms of the Expense Support Agreement as of December 31, 2017, and therefore have not been accrued. The following table reflects the Expense Payments that may be subject to reimbursement pursuant to the Expense Agreement:

For the Quarter Ended	Amount of Expense Support	Effective Rate of Distribution per Share(1)	Reimbursement Eligibility Expiration	Percentage Limit(2)
September 30, 2017	$1,002,147	n/a	September 30, 2020	1.5%
December 31, 2017	1,027,398	n/a	December 31, 2020	1.5%

Total	$2,029,545

(1)

The effective rate of distribution per share is expressed as a percentage equal to the projected annualized distribution amount as of the end of the applicable period (which is calculated by annualizing the regular weekly cash distributions per share as of such date without compounding), divided by the Fund’s gross offering price per share as of such date.

(2)	Represents the actual percentage of Operating Expenses paid by the Fund in any quarter after deducting any Expense Payment, as a percentage of the Fund’s average quarterly gross assets.

Transfer Agency Agreement

On September 26, 2017, the Fund and AllianceBernstein Investor Services, Inc., which we refer to as “ABIS,” an affiliate of the Fund, entered into an agreement pursuant to which ABIS will provide transfer agent services to the Fund. The Fund bears the expenses related to the agreement with ABIS.

PROPOSALS

Overview of Proposals

This Proxy Statement contains four proposals requiring stockholder action:

●	Proposal No. 1(a) requests that stockholders re-elect Matthew Bass for a three-year term expiring at the 2021 meeting of stockholders and until his successor is duly elected and qualified;

●	Proposal No. 1(b) requests that stockholders re-elect John G. Jordan for a three-year term expiring at the 2021 meeting of stockholders and until his successor is duly elected and qualified;

●

Proposal No. 2 requests that stockholders approve the immediate reduction of the Fund’s required minimum asset coverage ratio from 200% to 150%, permitting the Fund to double its amount of debt incurrence earlier than the current effective date of July 5, 2019, pursuant to the Small Business Credit Availability Act as a result of the Board of Directors’ approval of the reduced required minimum asset coverage ratio from 200% to 150% on July 5, 2018.

●	Proposal No. 3 requests that stockholders ratify of the appointment of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for 2018.

Each proposal is discussed in more detail below.

Proposal No. 1(a) – Re-Election of Matthew Bass

The Board has nominated director Matthew Bass to be re-elected to serve as one of the Fund’s Class II directors for a three year term, until the 2021 annual meeting of stockholders and until his successor is duly elected and qualified. Mr. Bass has consented to serving as a nominee, being named in this proxy statement, and continuing to serve on the Board if re-elected. Mr. Bass is not being proposed for re-election pursuant to any agreement or understanding between him and the Fund.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed by stockholders on the proxy cards or, if no direction is given, “FOR” the re-election of the Board’s nominee, Mr. Matthew Bass. In the event that Mr. Bass should become unable to serve because of an event not now anticipated or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote for such other nominee as may be proposed by the Board. The Board has no reason to believe that Mr. Bass will be unable or unwilling to continue to serve.

Vote Required

Mr. Bass will be re-elected by a majority of all the votes cast at the Annual Meeting, provided that a quorum is present. Abstentions and broker non-votes will not count as votes cast and will therefore have no effect on the re-election of Mr. Bass.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE RE-ELECTION OF DIRECTOR

MATTHEW BASS

Proposal No. 1(b) – Re-Election of John G. Jordan

The Board has nominated director John G. Jordan to be re-elected to serve as one of the Fund’s Class II directors for a three year term, until the 2021 annual meeting of stockholders and until his successor is duly elected and qualified. The Board expects that upon such re-election, John G. Jordan will continue in his capacity as Chairman of the Nominating and Corporate Governance Committee. Mr. Jordan has consented to serving as a nominee, being named in this proxy statement, and continuing to serve on the Board if re-elected. Mr. Jordan is not being proposed for re-election pursuant to any agreement or understanding between him and the Fund.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed by stockholders on the proxy cards or, if no direction is given, “FOR” the re-election of the Board’s nominee, Mr. John G. Jordan. In the event that Mr. Jordan should become unable to serve because of an event not now anticipated or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote for such other nominee as may be proposed by the Board. The Board has no reason to believe that Mr. Jordan will be unable or unwilling to serve.

Vote Required

Mr. Jordan will be re-elected by a majority of all the votes cast at the Annual Meeting, provided that a quorum is present. Abstentions and broker non-votes will not count as votes cast and will therefore have no effect on the re-election of Mr. Jordan.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE RE-ELECTION OF DIRECTOR

JOHN G. JORDAN

Proposal No. 2 – Immediate Reduction of Required Minimum Asset Coverage Ratio from 200% to 150%, Permitting the

Fund to Double its Amount of Debt Incurrence Earlier than the Current Effective Date of July 5, 2019

Background

On March 23, 2018, the Consolidated Appropriations Act of 2018, which includes the Small Business Credit Availability Act, which we refer to as the “Act,” was signed into law. The Act amends Section 61(a) of the 1940 Act to reduce the required minimum asset coverage ratio applicable to business development companies, which we refer to as “BDCs,” from 200% to 150% if the BDC’s board or stockholders approve such reduction and certain other requirements described below under the headings “Repurchase of Shares” and “Additional Disclosure Obligations” are satisfied.

Prior to the enactment of the Act, BDCs were required to maintain an asset coverage ratio of at least 200% in order to incur debt or to issue other senior securities. “Asset coverage” for these purposes has the meaning set forth in Section 18(h) of the 1940 Act and generally is a company’s total assets, less all liabilities and indebtedness not represented by senior securities, divided by total senior securities representing indebtedness and, if applicable, preferred stock. Accordingly, a BDC is permitted to borrow $1.00 for investment purposes for every $1.00 of investor equity. For those BDCs that satisfy the Act’s requirements, the minimum asset coverage ratio would be reduced such that for every $1.00 of investor equity, the BDC would be permitted to borrow up to $2.00 for investment purposes. This reduction would significantly increase the amount of debt that a BDC may incur.

As described in greater detail below, on July 5, 2018, the required majority of the Board under the Act, including a majority of the Board’s Independent Directors, approved the reduction of the required minimum asset coverage ratio applicable to the Fund from 200% to 150%, which will take effect on July 5, 2019, as set forth in that certain Current Report on Form 8-K, filed by the Fund on July 5, 2018, unless earlier rescinded by our Board. Upon stockholder approval, the reduction in our asset coverage ratio will take effect on the date immediately following the date of approval. If the Asset Coverage Ratio Proposal is approved by stockholders at the Annual Meeting, this reduction in the required minimum asset coverage ratio will immediately increase the amount of debt that the Fund is permitted to incur prior to July 5, 2019. If the Asset Coverage Ratio Proposal is not approved by stockholders at the Annual Meeting, the required majority of the Board under the Act, including a majority of the Independent Directors, could approve a resolution rescinding the Board’s prior approval of the reduction of the required minimum asset coverage ratio, but there is no guarantee that the Board would take such action.

In either case, we may incur additional indebtedness in the future, and therefore, the risk of an investment in us may increase. The Board values the opinions of the Fund’s stockholders and will reconvene to reconsider its approval of the reduced minimum asset coverage ratio if the Asset Coverage Ratio Proposal is not approved by the stockholders. There can be no assurance that the Board would rescind its approval if the Asset Coverage Ratio Proposal is not approved by the stockholders. If the Asset Coverage Ratio Proposal is not approved by the stockholders and the Board does not rescind its approval, the Fund will be subject to the 150% minimum asset coverage ratio beginning July 5, 2019. See “—Risks Relative to Potential Benefits Associated With the Use of Increased Leverage.”

Furthermore, as a result of the other requirements described below under the heading “Repurchase of Shares,” the Fund expects to extend an offer to repurchase the securities of stockholders as of the date of approval of the required minimum asset coverage ratio (which would be the date of stockholder approval in the case of approval by stockholders, and July 5, 2019 in the case of approval by the Board, and we refer to such date as the “Approval Date”). This repurchase offer will be made in the fourth quarter of 2018 whether or not the stockholders approve the reduction in the required minimum asset coverage ratio, assuming the Board does not rescind its approval of the lower required minimum asset coverage ratio that it made on July 5, 2018. As a result, the Fund currently expects to mail repurchase documents without charge to stockholders. See “—Repurchase of Shares.”

Reasons for the Asset Coverage Ratio Proposal

The Board believes that the reduction in the Fund’s required minimum asset coverage ratio from 200% to 150% is in the best interest of the Fund, and as a result, approved the reduction of the required minimum asset coverage ratio and recommends that stockholders approve the Asset Coverage Ratio Proposal. In reaching its determination, the Board consulted with and received the advice of the Adviser and legal advisors, and considered a number of factors that it believed supported its determination to recommend that stockholders approve the Asset Coverage Ratio Proposal, including, but not limited to, the following:

Benefits of Increased Financial Flexibility

We believe that the Fund will benefit from increasing the maximum regulatory leverage, through more flexibility for complying with the asset coverage requirements applicable to BDCs. The Fund expects that the 150% minimum asset coverage ratio would lower its overall cost of capital while still meeting its asset coverage requirements, as we expect that the Fund’s average cost of capital for debt will be lower than the cost of raising additional equity capital. While the Fund does not expect to assume leverage to the maximum amount permitted by the Act, having the option to access additional debt financing would give the Fund more flexibility to manage its capital and execute its business strategy, including a broadening of the type of investments that the Fund may pursue in furtherance of that strategy, at a lower overall cost of capital. As a result, the Fund expects to be able to pursue its business strategies in a more accelerated fashion with greater access to less expensive capital. In addition, the 150% minimum asset coverage ratio would enable the Fund to better withstand potential adverse market movements while still meeting its asset coverage requirements, including by allowing the Fund to continue to make or hold investments during periods when it experiences lower fair values across its portfolio because of downturns in the capital markets.

Furthermore, the Fund principally invests in floating-rate assets and incurs its indebtedness on a floating-rate basis as well. The Fund plans to incur indebtedness, when possible, on the same floating base rate applicable to the assets in which the Fund invests, which is currently the London Interbank Offered Rate, which we refer to as “LIBOR.” Because the base rate of the Fund’s assets and indebtedness are expected to be the same and will therefore fluctuate on largely the same basis, the increased cost of the Fund’s indebtedness (resulting from rising interest rates) would be expected to be accompanied by increased revenues resulting from the same rising interest rates on the Fund’s floating-rate assets.

Potential to Increase and Sustain Returns on Equity

Access to greater leverage has the potential to increase and sustain the Fund’s investment yield, net of losses, and returns to stockholders. Funds that use leverage generally aim to earn an investment return on money raised through leverage that exceeds the costs of that leverage, and thereby to increase returns to stockholders. Investment returns in excess of the costs of leverage benefit stockholders. However, to the extent the costs of leverage exceed such investment returns, net of losses, those costs are borne by and reduce the returns to stockholders. With access to additional leverage at a lower cost of capital, we believe the Fund will be able to accelerate the pace of its business strategy, offering greater opportunities to find investment returns in excess of the costs of leverage.

The Current Middle Market Credit Landscape

The Fund’s primary competitors for investments include public and private credit investment funds, other BDCs, commercial and investment banks, commercial financing companies and, to the extent they engage in making private loans to middle market companies, investment advisors that also manage private equity and hedge funds. Many of our competitors are substantially larger and may have greater financial resources than we do. For example, as the size of the Fund’s assets increase, its access to a wider array of funding sources, sometimes at a lower cost of capital, may be available. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC or to the distribution and other requirements we must satisfy to maintain our qualification as a RIC, which may provide them with more flexibility. Enabling the Fund to incur additional indebtedness could increase the competitiveness of the Fund. Moreover, if other BDCs take advantage of the ability to incur additional indebtedness and we do not have the flexibility to do so, our competitiveness relative to such BDCs may be reduced.

Illustrations

Leverage Tables. The following tables illustrate the effect of leverage on returns from an investment in the Shares assuming various annual returns, net of expenses as of June 30, 2018. The first table assumes the amount of senior securities outstanding as of June 30, 2018. The second table assumes the amount of senior securities outstanding as would be permitted under the reduction in our asset coverage ratio if Proposal 2 is approved.

The calculations in the tables below are hypothetical, and are provided for illustrative purposes only. Actual returns may be higher or lower than those appearing below.

Table 1 (Assumes Senior Securities Outstanding as of June 30, 2018)

Assumed Return on Our Portfolio (net of expenses)(1)(2)	(10.00)%	(5.00)%	0.00%	5.00%	10.00%

Corresponding Net Return to Common Stockholders(1)	(22.85)%	(13.25)%	(3.65)%	5.95%	15.55%

(1) Assumes $66,618,325 in total portfolio assets, $31,850,000 in senior securities outstanding, $34,631,325 in net assets, and an average cost of funds of 3.97%. Actual interest payments may be different.

(2) In order for us to cover our annual interest payments on indebtedness, we must achieve annual returns on our June 30, 2018 total portfolio assets of at least 1.90%.

Table 2 (Assumes Senior Securities Outstanding as would be Permitted if Proposal 3 is Approved)

Assumed Return on Our Portfolio (net of expenses)(1)(2)	(10.00)%	(5.00)%	0.00%	5.00%	10.00%

Corresponding Net Return to Common Stockholders(1)	(37.94)%	(22.94)%	(7.94)%	7.06%	22.06%

(1) Assumes $103,893,975 in total portfolio assets, $69,262,650 in senior securities outstanding, $34,631,325 in net assets, and an average cost of funds of 3.97%. Actual interest payments may be different.

(2) In order for us to cover our annual interest payments on indebtedness, we must achieve annual returns on our June 30, 2018 total portfolio assets of at least 2.65%.

Fees and Expenses Table. The following table is intended to assist you in understanding the costs and expenses that an investor in the Shares will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, we will pay such fees and expenses out of our net assets and, consequently, stockholders will indirectly bear such fees or expenses as investors in the Fund.

Estimated Annual Expenses (as percentage of net assets attributable to common stock assuming 8.5% annual return)

	200% Asset Coverage Ratio Requirement		150% Asset Coverage Ratio Requirement
Base management fees(1)	3.0%		4.5%
Incentive fees payable under the Advisory Agreement(2)	0.5%		0.7%
Interest payments on borrowed funds	4.5	%(3)	9.5	%(4)
Acquired fund fees and expenses(5)	0.0%		0.0%
Other expenses(6)	3.0%		4.5%
Total annual expenses	11.0%		19.2%

(1) We are externally managed by the Adviser and our management fee equals 1.50% of our total assets other than cash and cash equivalents (which includes assets purchased with borrowed amounts and other forms of leverage). Consequently, if we have borrowings outstanding, the management fee as a percentage of net assets attributable to common shares would be higher than if we did not utilize leverage. The Adviser may waive this fee from time to time; for example, for the year ended December 31, 2017, the Adviser waived its management fees.

(2) Incentive fees represent the incentive fees that would be incurred based on these assumptions, modified for purposes hereof to reflect an increase in (i) management fees, (ii) the interest income on incremental assets invested and (iii) costs of the Fund’s senior securities, in each case, from the use of leverage presented to the full extent permitted under Proposal 2 (150% asset coverage of the Fund’s indebtedness). Interest income on the pro-forma assets is included at a rate of return of approximately 8.5%, which approximates the average coupon the Fund earned for the year ended December 31, 2017. Interest expense is included at a cost of funds equal to 4.5% in the 200% Asset Coverage case and 4.75% in the 150% Asset Coverage case, which is an estimate of the cost of funds for this level of indebtedness, based on the current market for such debt. After taking into account each of the foregoing assumptions, the Fund expects that the incentive fees payable would reach the “7.0% hurdle rate,” meant to limit the Adviser to receiving 10% of the “pre-incentive fee net investment income” until the amount of pre-incentive fee net investment income exceeds 1.94% on a quarterly basis, approximately 7.78% per annum. Such incentive fees do not include any capital gains in respect of a capital gains incentive fee. For further description of such fees and the relevant definitions and calculations, please see “Item 1. Business – Investment Advisory Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2017 for additional information.

(3) Assumes borrowings representing approximately 100% of our average net assets at an annual interest expense to us of 4.50%, as described above in footnote (2). The amount of leverage that we may employ at any particular time will depend on, among other things, the Board’s and the Adviser’s assessment of market and other factors at the time of any proposed borrowing.

(4) Assumes borrowings representing approximately 200% of our average net assets at an annual interest expense to us of 4.75%, as described above in footnote (2). The amount of leverage that we may employ at any particular time will depend on, among other things, the Board’s and the Adviser’s assessment of market and other factors at the time of any proposed borrowing.

(5) “Acquired fund fees and expenses” represents fees and expenses incurred directly by us as a result of investments in other investment companies including money market mutual funds.

(6) “Other expenses” are based on estimated amounts for the current fiscal year.

Estimated Annual Expenses (as percentage of net assets attributable to common stock assuming 5.0% annual return)

	200% Asset Coverage Ratio Requirement		150% Asset Coverage Ratio Requirement
Base management fees(1)	3.00%		4.5%
Incentive fees payable under the Advisory Agreement(2)	0.0%		0.0%
Interest payments on borrowed funds	4.5	%(3)	9.5	%(4)
Acquired fund fees and expenses(5)	0.0%		0.0%
Other expenses(6)	3.0%		4.5%
Total annual expenses	10.5%		18.5%

(1) We are externally managed by the Adviser and our management fee equals 1.50% of our total assets other than cash and cash equivalents (which includes assets purchased with borrowed amounts and other forms of leverage). Consequently, if we have borrowings outstanding, the management fee as a percentage of net assets attributable to common shares would be higher than if we did not utilize leverage. The Adviser may waive this fee from time to time; for example, for the year ended December 31, 2017, the Adviser waived its management fees.

(2) Incentive fees represent the incentive fees that would be incurred based on these assumptions, modified for purposes hereof to reflect an increase in (i) management fees, (ii) the interest income on incremental assets invested and (iii) costs of the Fund’s senior securities, in each case, from the use of leverage presented to the full extent permitted under Proposal 2 (150% asset coverage of the Fund’s indebtedness). Interest income on the pro-forma assets is included at a rate of return of 5.0% and capital gains is included at a rate of return of 0.0%, which represents a hypothetical return case created for the purposes of this analysis (the Fund earned an approximate average rate of return of 8.5% for the year ended December 31, 2017). Interest expense is included at a cost of funds equal to 4.5% in the 200% Asset Coverage case and 4.75% in the 150% Asset Coverage case, which is an estimate of the cost of funds for this level of indebtedness, based on the current market for such debt. After taking into account each of the foregoing assumptions, the Fund does not expect to earn an incentive fee in respect of the assumed annual return. For further description of such fees and the relevant calculations, please see “Item 1. Business – Investment Advisory Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2017 for additional information.

(3) Assumes borrowings representing approximately 100% of our average net assets at an annual interest expense to us of 4.50%, as described above in footnote (2). The amount of leverage that we may employ at any particular time will depend on, among other things, the Board’s and the Adviser’s assessment of market and other factors at the time of any proposed borrowing.

(4) Assumes borrowings representing approximately 200% of our average net assets at an annual interest expense to us of 4.75%, as described above in footnote (2). The amount of leverage that we may employ at any particular time will depend on, among other things, the Board’s and the Adviser’s assessment of market and other factors at the time of any proposed borrowing.

(5) “Acquired fund fees and expenses” represents fees and expenses incurred directly by us as a result of investments in other investment companies including money market mutual funds.

(6) “Other expenses” are based on estimated amounts for the current fiscal year.

Example. The following example illustrates the projected dollar amount of total cumulative expenses that you would pay on a $1,000 hypothetical investment in the Shares. In calculating the following expense amounts, we have made the following assumptions: (1) a 200% asset coverage ratio requirement and (2) a 150% asset coverage ratio requirement. Income based fees and the capital gains incentive fees under the Advisory Agreement would either not be payable or would have an insignificant impact on the expense amounts shown below, except as specifically set forth below, because such income based fees are only earned above a hurdle rate of return, which rate is, in all cases, no lower than 6%.

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred (200% Asset Coverage Ratio, assuming a 5% annual return, none of which is subject to the capital gains incentive fee)(1)	$105	$315	$525	$1,050
Total Expenses Incurred (200% Asset Coverage Ratio, assuming a 5% annual return, all of which is subject to the capital gains incentive fee)(2)	$125	$375	$625	$1,250
Total Expenses Incurred (150% Asset Coverage Ratio, assuming a 5% annual return, none of which is subject to the capital gains incentive fee)(3)	$185	$555	$925	$1,850
Total Expenses Incurred (150% Asset Coverage Ratio, assuming a 5% annual return, all of which is subject to the capital gains incentive fee)(4)	$215	$645	$1,075	$2,150

(1) Assumes total net annual expenses, excluding incentive fees, of 10.5% of net assets attributable to common stock as set forth in the Estimated Annual Expenses Table because the returns are lower than the hurdle and no capital gains are generated.

(2) Assumes total net annual expenses, including capital gains incentive fees, of 12.5% of net assets attributable to common stock.

(3) Assumes total net annual expenses, excluding incentive fees, of 18.5% of net assets attributable to common stock as set forth in the Estimated Annual Expenses Table because the returns are lower than the hurdle and no capital gains are generated.

(4) Assumes total net annual expenses, including capital gains incentive fees, of 21.5% of net assets attributable to common stock.

This example and the expenses in the table above should not be considered a representation of our future expenses, including for the current fiscal year. Actual expenses may be greater or less than those assumed. The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Advisory Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above because the initial hurdle requires a 6% annual return, is not included in the above examples except as expressly provided. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee under the Advisory Agreement of a material amount, our expenses, and returns to our investors, would be higher. The example assumes the 5% return results entirely from net realized capital gains (and therefore is subject to the capital gains incentive fee) to demonstrate how the incentive fee could impact expenses. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of Shares, determined by dividing the total dollar amount of the dividend payable to a participant by the net asset value per Shares on the valuation date for the dividend.

Asset Coverage Table. The following table is intended to illustrate the following additional information:

●	the Fund’s total assets, total debt outstanding (in dollars and as a percentage of total assets), net assets and asset coverage ratio as of June 30, 2018;

●

assuming that as of June 30, 2018 the Fund had incurred the maximum amount of borrowings that could be incurred by the Fund under the currently applicable 200% asset coverage ratio, the Fund’s pro forma total assets, total debt outstanding (with the maximum amount of additional borrowings that would be permitted to incur in dollars and as a percentage of total assets), net assets and asset coverage ratio; and

●

assuming that as of June 30, 2018 the Fund had incurred the maximum amount of borrowings that could be incurred by the Fund under the proposed 150% asset coverage ratio, the Fund’s pro forma total assets, total debt outstanding (with the maximum amount of additional borrowings that would be permitted to incur in dollars and as a percentage of total assets), net assets and asset coverage ratio.

In evaluating the information presented below, it is important to recognize that the maximum amount of borrowings that could be incurred by the Fund is presented for comparative and informational purposes only. Such illustrative figures are not a representation of the amount of borrowings that the Fund intends to incur, nor would be available to the Fund to be incurred.

Selected Consolidated Financial Statement Data (Unaudited)		Pro Forma Amounts as of June 30, 2018 Assuming That the Fund Had Incurred the Maximum Amount of Borrowings That Could Be Incurred by the Fund
	Actual Amounts as of June 30, 2018(1)	Under the Currently Applicable 200% Minimum Asset Coverage Ratio(2)	Under the Proposed 150% Minimum Asset Coverage Ratio(3)
Total Assets	$68,625,672	$71,406,997	$106,038,322
Total Debt Outstanding	$31,850,000	$34,631,325	$69,262,650
Net Assets	$34,631,325	$34,631,325	$34,631,325
Asset Coverage Ratio	208.7%	200.0%	150.0%

(1) As of June 30, 2018, the Fund’s total outstanding indebtedness represented 46.4% of the Fund’s total assets.

(2) Based on the Fund’s total outstanding indebtedness of $31,850,000 as of June 30, 2018 and applying the currently applicable 200% minimum asset coverage ratio, the Fund could have incurred up to an additional $2,781,325 of borrowings, bringing the Fund’s total indebtedness and total assets to $34,631,325 and $71,406,997, respectively. The maximum amount of additional borrowings of $2,781,325 would have represented 3.9% of the total assets of $71,406,997, which are the total assets that the Fund would have had with such additional borrowings.

(3) Assuming that the Fund had incurred the maximum amount of borrowings that could be incurred by the Fund under the currently applicable 200% minimum asset coverage ratio of $34,631,325 and applying the proposed 150% minimum asset coverage ratio, the Fund could have incurred up to an additional $34,631,325 of borrowings, bringing the Fund’s total indebtedness and total assets to $69,262,650 and $106,038,322, respectively. The maximum amount of additional borrowings of $34,631,325 would have represented 32.7% of the total assets of $106,038,322, which are the total assets that the Fund would have had with such additional borrowings.

Risks Relating to the Asset Coverage Ratio Proposal

 In reaching its determination, the Board consulted with and received the advice of the Adviser and legal advisors, and considered a variety of risks and other countervailing factors related to its determination to recommend that stockholders approve the Asset Coverage Ratio Proposal, including, but not limited to, the following:

Risks Relative to Potential Benefits Associated With the Use of Increased Leverage

Increased leverage could increase the risks associated with investing in Fund. For example, if the value of the Fund’s assets decreases, although the asset base and expected revenues would be larger because increased leverage would permit the Fund to acquire additional assets, leverage will cause the Fund’s net asset value to decline more sharply than it otherwise would have without leverage or with lower leverage. Similarly, any decrease in the Fund’s revenue would cause its net income to decline more sharply, on a relative basis, than it would have if the Fund had not borrowed or had borrowed less (although, as noted above, the Fund’s asset base and expected revenues would be likely be larger). However, since the Fund already uses leverage in optimizing its investment portfolio, there are no material new risks associated with increased leverage other than the amount of the leverage.

As of June 30, 2018, the Fund had $31,850,000 of total outstanding indebtedness. If the Asset Coverage Ratio Proposal is approved, the Fund would be permitted to incur $37,412,650 of additional leverage assuming no change in total assets. If the Fund’s asset coverage ratio falls below the required limit, the Fund will not be able to incur additional debt until it is able to comply with the asset coverage ratio, as is currently the case. This could have a material adverse effect on the Fund’s operations, and the Fund may not be able to make distributions to stockholders. If the Asset Coverage Ratio Proposal is approved, the actual amount of leverage that the Fund employs will depend on the Board’s and the Adviser’s assessment of market and other factors at the time of any proposed borrowing. The Fund currently anticipates being able to obtain sufficient credit on acceptable terms, although the Fund can make no assurance that this will be the case or that it will remain such in the future.

Magnifying the Fund’s Exposure to Risks Associated with Changes in Interest Rates

If the Fund incurs additional leverage, general interest rate fluctuations may have a more significant negative impact on its investments and investment opportunities than they would have absent such additional incurrence, and, accordingly, may have a material adverse effect on the Fund’s investment objectives and rate of return on investment capital. Because the Fund may borrow money to make investments in the form of debt securities, preferred stock or other securities, its net investment income is dependent upon the difference between the rate at which income from investments exceeds the rate at which it pays interest or dividends on such liabilities.

As described above, the Fund principally invests in floating-rate assets and incurs its indebtedness on a floating-rate basis as well. The Fund plans to incur indebtedness, when possible, on the same floating base rate applicable to the assets in which the Fund invests. Because the base rate of the Fund’s assets and indebtedness are expected to generally be the same and will therefore fluctuate on largely the same basis, the primary risk that the Fund faces from interest rate fluctuations is a situation where the difference in the rate on investment income versus the base rate, which we refer to as the “spread,” falls and there is not a similar reduction in the spread on our indebtedness or losses exceed anticipated levels. In that situation, the investment income, net of losses, less the cost of the Fund’s indebtedness would be reduced. This reduction could create a material adverse effect on the Fund’s investment objectives if the spread compression was significant and persistent over long periods.

The Fund expects that a majority of its investments in debt will continue to be at floating rates. However, as the Fund makes investments in debt at floating rates, a significant increase in market interest rates could also result in an increase in its non-performing assets and a decrease in the value of its portfolio because the portfolio companies paying interest at such increasing floating rates may be unable to meet higher payment obligations. In periods of rising interest rates, the Fund’s cost of funds would increase, which, if not matched with the rising interest rates of its performing floating-rate assets, could result in a decrease in its net investment income. Incurring additional leverage will magnify the impact of an increase to the Fund’s cost of funds. In addition, a decrease in interest rates may reduce net income, because new investments may be made at lower rates despite the increased demand for the Fund’s capital that the decrease in interest rates may produce. To the extent the Fund’s additional borrowings are in fixed-rate instruments, the Fund may be required to invest in higher-yield securities in order to cover its interest expense and maintain its current level of return to stockholders, which may increase the risk of an investment in the Shares.

Impact on the Base Management and Incentive Fees

Additional leverage would increase the base management fee and could increase the incentive fees we pay to the Adviser. The base management fee is calculated as a percentage of the value of our gross assets at a specific time, which would include any borrowings for investment purposes, and may give the Adviser an incentive to use leverage to make additional investments. Similarly, the incentive fees payable by the Fund to the Adviser may create an incentive for the Adviser to pursue investments that are riskier or more speculative than would be the case in the absence of such compensation arrangement. However, since the Fund already uses leverage in optimizing its investment portfolio, there are no material new risks associated with increased leverage on the base management and incentive fees payable to the Adviser or the Adviser’s incentives.

Repurchase of Shares

If the Asset Coverage Ratio Proposal is approved by stockholders (or, if the Asset Coverage Ratio Proposal is not approved by stockholders but the Board does not rescind its July 5, 2018 approval of the reduced asset coverage ratio), the Fund plans to extend to its stockholders as of the Approval Date the opportunity to sell the securities held by that stockholder as of the Approval Date, with 25% of those securities to be repurchased in each of the four calendar quarters following the calendar quarter in which the approval takes place. We refer to this repurchase offer as the “Repurchase Offer.”

The exact mechanics and specific terms of the Repurchase Offer will be set forth in the repurchase documents to be distributed to stockholders in the quarter following the Approval Date. The repurchase documents will also contain other information that stockholders should consider in deciding whether to tender their Shares to the Fund in the Repurchase Offer. The Fund may extend the Repurchase Offer from time to time and take any other action with respect to the Repurchase Offer permitted by applicable law.

At the discretion of the Board, the Fund may use cash on hand, cash available from borrowings, cash available from the issuance of new Shares and cash from the sale of the Fund’s investments to fund the aggregate purchase price payable as a result of the Repurchase Offer. Payment for Shares may require the Fund to liquidate its portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated. In such an event, the Fund may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses.

The Repurchase Offer described in this proxy statement has not yet commenced and would not be commenced unless and until the Asset Coverage Ratio Proposal is approved by stockholders, or in the event of a Repurchase Offer made due to Board approval, in the fourth quarter of 2018. The Fund would not conduct an offer to repurchase in the event that (a) the stockholders did not approve the Asset Coverage Ratio Proposal and (b) following such disapproval, the Board also met and concluded that it would rescind its approval of the change, as described above. The details of any offer to repurchase would be set out in the repurchase documents when, and if, such offer is made.

The description of the Repurchase Offer above is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. The Repurchase Offer may require exemptive relief by the SEC from Rule 102(e) of Regulation M. The Fund expects to obtain such relief, if necessary, prior to commencing the Repurchase Offer; however there can be no guarantee that the SEC will grant any exemptive relief, if pursued. The Fund plans to mail the repurchase documents without charge to stockholders. Stockholders should read those documents carefully if and when they become available as they will contain important information about the Repurchase Offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov if and when they become available.

Additional Disclosure Obligations

If the Asset Coverage Ratio Proposal is approved by stockholders, the Fund will be required to comply with the following additional disclosure requirements:

●

not later than five business days after the date of approval of the Asset Coverage Ratio Proposal, the Fund would be required to disclose such approval, and the effective date of such approval, in an SEC filing and on the Fund’s website;

●

the Fund would be required to disclose in each Form 10-K and Form 10-Q following approval of the Asset Coverage Ratio Proposal: (1) the aggregate principal amount or liquidation preference, as applicable, of the senior securities issued by the Fund and the asset coverage ratio as of the date of the Fund’s most recent financial statements included in that filing; (2) that the 150% minimum asset coverage ratio was approved; and (3) the effective date of such approval; and

●

the Fund would be required to include in each Form 10-K and Form 10-Q following approval of the Asset Coverage Ratio Proposal disclosures that are reasonably designed to ensure that the Fund’s stockholders are informed of: (1) the amount of senior securities (and the associated asset coverage ratios) of the Fund, determined as of the date of the most recent financial statements of the Fund included in the filing; and (2) the principal risk factors associated with the senior securities described in the preceding clause, to the extent that risk is incurred by the Fund.

The Board considered these additional disclosure obligations, discussed them with the Adviser and concluded that none of these requirements would be burdensome and that the additional disclosure would be appropriate.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present, is necessary for approval of the Asset Coverage Ratio Proposal. Abstentions and broker non-votes will not count as votes cast and will therefore have no effect on the Asset Coverage Ratio Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE REDUCTION

OF THE FUND’S MINIMUM ASSET COVERAGE RATIO

Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed PricewaterhouseCoopers LLP, which we refer to as “PwC,” as the Fund’s independent registered public accounting firm and as auditors of the Fund’s consolidated financial statements for 2018. PwC has served as the Fund’s independent registered public accounting firm since 2016.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as the Fund’s independent registered public accounting firm for 2018. The Fund is not required to have the stockholders ratify the selection of PwC as the Fund’s independent registered public accounting firm, however, the Fund is doing so because it believes it is a matter of best corporate practices. In the event of a negative vote on such ratification, the Audit Committee will reconsider the appointment. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in the best interests of the Fund and its stockholders. Representatives of PwC are expected to be present in person at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Fees to Auditors

The following table shows the audit fees and non-audit related fees accrued or paid to PwC for professional services performed for the Fund’s fiscal years ended December 31, 2017 and 2016.

Fiscal Year/Period	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2017	$80,000	$—	$15,000	$—
2016	$16,000	$—	$1,000	$—

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audits of our financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings.

(2)

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)

Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance.

(4)	All Other Fees. All other fees would include fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Fund maintains an auditor independence policy that, among other things, mandates that the Audit Committee review, negotiate and approve in advance the scope of work, any related engagement letter and the fees to be charged by the independent registered public accounting firm for audit services and permissible non-audit services for the Fund, and for permissible non-audit services for the Adviser and any affiliates thereof that provide services to the Fund, if such non-audit services are directly related to the operations or financial reporting of the Fund. All of the audit and non-audit services described above for which fees were incurred by the Fund for the fiscal year ended December 31, 2017 and 2016 were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Audit Committee Report

As part of its oversight of the Fund’s financial statements, the Audit Committee reviewed and discussed with both management and the Fund’s independent registered public accounting firm the Fund’s financial statements filed with the SEC for the fiscal year ended December 31, 2017. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting issues with the Audit Committee. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has pre-approved, in accordance with its pre-approval policy, the permitted audit, audit-related, tax, and other services to be provided by PwC, the Fund’s independent registered public accounting firm in order to assure that the provision of such service does not impair the firm’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval in accordance with its pre-approval policy, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee has delegated pre-approval authority to the Audit Committee Chair, Richard S. Pontin, who will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by PwC to management.

The Audit Committee received and reviewed the written disclosures from PwC required by the applicable Public Company Accounting Oversight Board rule regarding the independent registered public accounting firm’s communications with audit committees concerning independence, and has discussed with PwC its independence. The Audit Committee has reviewed the audit fees paid by the Fund to PwC. It has also reviewed non-audit services and fees to assure compliance with the Fund’s and the Audit Committee’s policies restricting PwC from performing services that might impair its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements as of and for the year ended December 31, 2017 be included in the Fund’s annual report on Form 10-K for 2017, for filing with the SEC. The Audit Committee also recommended the appointment of PwC to serve as the independent registered public accounting firm of the Fund for the fiscal year ending December 31, 2018.

Audit Committee Members:
Richard S. Pontin, Chairman

John G. Jordan

Terry Sebastian

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Fund under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present, is necessary for approval of the Accountant Proposal. Abstentions will not count as votes cast and will therefore have no effect on the Accountant Proposal. Because brokers will have discretionary authority to vote for the ratification of the appointment of the Fund’s independent registered public accounting firm in the event that they do not receive voting instructions from the beneficial owner of the Shares, there will not be any broker non-votes with respect to the Accountant Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM OF THE FUND FOR FISCAL YEAR 2018.

STOCKHOLDER PROPOSALS

The Fund expects that the 2019 annual meeting of stockholders will be held in August 2019, but the exact date, time and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting, including nomination of a director, must submit the proposal in writing to the Secretary of the Fund, 1345 Avenue of the Americas, 41st Floor, New York, New York 10105. Notices of intention to present proposals, including nomination of a director, at the 2019 annual meeting must be received by the Fund not earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, if the date of the 2019 annual meeting is advanced or delayed by more than 30 days from the anniversary of the 2018 annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In order for a proposal to be considered for inclusion in the Fund’s proxy statement for the 2019 annual meeting, the Fund must receive the proposal no later than the 120th day prior to the first anniversary of the date of the Fund’s proxy statement for the preceding year’s annual meeting. The submission of a proposal does not guarantee its inclusion in the Fund’s proxy statement or presentation at the meeting unless certain securities law requirements are met. The Fund reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER BUSINESS

The Board is not aware of any other matters that will be presented for action at the Annual Meeting other than those set forth herein. Should any other matters requiring a vote of stockholders arise, proxies will be voted in accordance with the judgment of the persons named in the form of proxy.

AB PRIVATE CREDIT INVESTORS CORPORATION 1345 AVENUE OF THE AMERICAS, 41ST FLOOR NEW YORK, NEW YORK 10105
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on September 25, 2018. Follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 27, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E49551-P08828 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
AB PRIVATE CREDIT INVESTORS CORPORATION
The Board of Directors recommends you vote FOR the following nominees and proposals:
1. Election of Directors For Against Abstain
1a. Matthew Bass 1b. John G. Jordan
2. To approve a proposal to immediately reduce the Fund’s required minimum asset coverage ratio from 200% to 150%, permitting the Fund to double its amount of debt incurrence earlier than the current effective date of July 5, 2019, pursuant to the Small Business Credit Availability Act.
3. To approve a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for the fiscal year ending December 31, 2018.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
E49552-P08828
AB PRIVATE CREDIT INVESTORS CORPORATION Annual Meeting of Shareholders September 26, 2018 10:00 AM
This proxy is solicited by the Board of Directors
The shareholder hereby appoints Richard Strohmenger, as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AB PRIVATE CREDIT INVESTORS CORPORATION that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on August 28, 2018, at the Fund offices at 1345 Avenue of the Americas, 15th Floor, New York, New York 10105, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side